UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

GMS INC.

(Exact name of registrant as specified in charter)

Delaware	001-37784	46-2931287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crescent Centre Parkway, Suite 800 Tucker, Georgia	30084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 392-4619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 22, 2022, GYP Holdings III Corp. (the “Company”), an indirect subsidiary of GMS Inc., entered into the Second Amended and Restated ABL Credit Agreement (the “ABL Credit Agreement”) by and among GYP Holdings II Corp. (“GYP II”), as Holdings, the Company, as the U.S. Borrower, Titan GMS Limited Partnership, a Manitoba limited partnership, as the Canadian Borrower, the lenders named therein, and Wells Fargo Bank, N.A., as administrative agent and as collateral agent. The ABL Credit Agreement amends the Company’s existing asset-based revolving credit facility by, among other things, (i) increasing the revolving commitments available thereunder to $950 million, (ii) joining the Company’s indirect Canadian subsidiaries (the “Canadian Subsidiaries”) as credit parties thereunder, (iii) including certain assets of the Canadian Subsidiaries in the borrowing base, (iv) including the ability to borrow in Canadian dollars in an amount not to exceed $200 million, (v) extending the maturity date by five years from the closing date of the ABL Credit Agreement and (vi) increasing the incremental debt capacity available thereunder.

The revolving loans available under the ABL Credit Agreement bear interest at a floating rate per annum ranging from SOFR (or CDOR in the case of Canadian dollar revolving loans) plus 1.35% to SOFR plus 1.60%, determined using a pricing grid based upon the average excess availability under the facility.  The indebtedness and obligations under the ABL Credit Agreement are secured by a first-priority security interest in substantially all of the current assets of the Company and its subsidiaries (including the Canadian Subsidiaries) and a second-priority security interest in substantially all of the fixed assets of the Company and its subsidiaries including the Canadian Subsidiaries), subject to exclusions as set forth in the ABL Credit Agreement and related loan documents.

In connection with the ABL Credit Agreement, the Company also amended its existing senior term loan facility and delivered a supplemental indenture in respect of its existing senior notes. More specifically, the Company entered into the Fifth Amendment to First Lien Credit Agreement (the “Term Loan Amendment”), by and among the Company, GYP II, certain subsidiaries of the Company party thereto, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, which amends the First Lien Credit Agreement, dated as of April 1, 2014 (as amended by that certain Incremental First Lien Term Commitments Amendment dated as of September 27, 2016, as further amended by that certain Second Amendment to First Lien Credit Agreement dated as of June 7, 2017, as further amended by that certain Third Amendment to First Lien Credit Agreement dated as of June 1, 2018, as further amended by that certain Fourth Amendment to First Lien Credit Agreement, dated as of April 22, 2021) (collectively, the “Term Loan Agreement”). The Term Loan Amendment modified by the Term Loan Agreement by, among other things, permitting the Canadian Subsidiaries to become loan parties under the Term Loan Agreement, permitting the ABL Credit Agreement and replacing LIBOR as the benchmark rate with Term SOFR. The indebtedness and obligations under the Term Loan Agreement are (or, with respect to the Canadian Subsidiaries, will be) secured by a second-priority security interest in substantially all of the current assets of the Company and its subsidiaries (including the Canadian Subsidiaries) and a first-priority security interest in substantially all of the fixed assets of the Company and its subsidiaries (including the Canadian Subsidiaries), subject to exclusions as set forth in the Term Loan Agreement and related loan documents. In respect of the Company’s senior notes, the Canadian Subsidiaries entered into a supplemental indenture, pursuant to which such subsidiaries guaranteed the obligations of the Company under that certain indenture dated as of April 22, 2021 (as amended and supplemented from time to time) among the Company (as issuer), GYP II, certain subsidiaries of the Company and U.S. Bank National Association, a national banking association, as trustee, pursuant to which the Company issued 4.625% Senior Notes due 2029 in the aggregate principal amount of $350,000,000.

The foregoing description of the ABL Credit Agreement and Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Credit Agreement and Term Loan Amendment, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the ABL Credit Agreement and the Term Loan Amendment contained in Item 1.01 above are hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1

Second Amended and Restated ABL Credit Agreement by and among GYP Holdings II Corp., the Company, as the U.S. Borrower, Titan GMS Limited Partnership, a Manitoba limited partnership, as the Canadian Borrower, the lenders named therein, and Wells Fargo Bank, N.A., as administrative agent and as collateral agent.

10.2	Fifth Amendment to First Lien Credit Agreement by and among the Company, GYP Holdings II Corp., certain subsidiaries of the Company party thereto, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMS INC.

Date: December 23, 2022	By:	/s/ Scott M. Deakin
		Name:	Scott M. Deakin
		Title:	Chief Financial Officer